                               ROBERT M. OVERHOLT
                                ATTORNEY AT LAW
                 340 North Sam Houston Pkwy. East -- Suite 250
                              Houston, Texas 77060
                    Tel: (281) 445-0020 Fax: (281) 445-0022
                        Efax (Toll Free): 1-888-285-3582
                             Pager: (713) 687-7332

                                JANUARY 4, 2000

ReDOX Technology Corporation
340 North Sam Houston Parkway East
Suite 250
Houston, Texas 77060

           RE: ISSUANCE OF STOCK PURSUANT TO FORM S-8 REGISTRATION STATEMENT.

Gentlemen,

           You have requested the opinion of the undersigned as counsel for ReDOX Technology Corporation (hereinafter referred to as "ReDOX) in connection with the registration under the Securities Act of 1933, and the rules and regulations promulgated there under, and the public offering by the Company of up to 250,000 shares of Common Stock to be issued pursuant to a Release and Compensation Agreement entered into with Mr. Larry Bell and Mr. Valery K. Aksamentov regarding consulting services rendered to and on behalf of ReDOX.

           I have examined the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about January 5, 2000 (the "Registration Statement"). I have further examined the Certificate of Incorporation, any amendments thereto and the Bylaws as a basis for the opinion hereafter expressed.

           Based on the foregoing examination, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and non-assessable.

           I consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                             Respectfully submitted,

                                             /s/ ROBERT M. OVERHOLT

                                             Robert M. Overholt

RMO/bak